Exhibit 99.2

                                     AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                          CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                        June 30,           December 31,
                                                                                          2003                 2002
                                                                                      (Unaudited)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................................     $       23,103,372   $       15,865,547
  Accounts receivable, net..................................................             43,560,933           38,545,920
  Restricted cash and investments...........................................              4,148,988           38,206,378
  Inventory.................................................................              3,464,195            4,327,769
  Prepaid expenses and other................................................              6,524,405            5,253,085
                                                                                 ------------------   ------------------
          Total current assets..............................................             80,801,893          102,198,699
                                                                                 ------------------   ------------------
PROPERTY, PLANT AND EQUIPMENT...............................................            184,787,573          185,935,029
                                                                                 ------------------   ------------------
OTHER ASSETS:
  Receivables-- affiliates..................................................                     --            1,278,034
  Restricted investments....................................................                     --            4,122,232
  Wireless license acquisition costs........................................            569,168,796          569,168,796
  Goodwill..................................................................            285,107,091          285,107,091
  Deferred financing costs and other, net...................................             37,863,495           41,007,037
  Customer list, net........................................................             15,695,125           20,562,127
  Other non-current assets..................................................                585,139              539,264
                                                                                 ------------------   ------------------
          Total other assets................................................            908,419,646          921,784,581
                                                                                 ------------------   ------------------
            Total assets....................................................     $    1,174,009,112   $    1,209,918,309
                                                                                 ==================   ==================
                          LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................................     $       27,416,428   $       35,865,934
  Accounts payable-- affiliates.............................................              3,734,785                   --
  Accrued expenses..........................................................              2,422,640            2,814,310
  Accrued interest payable..................................................             14,500,489           14,499,071
  Accrued dividends payable.................................................              9,345,561            6,799,945
  Deferred revenue and customer deposits....................................             10,945,610           11,014,222
  Current portion of long-term debt.........................................          1,558,820,277        1,588,509,275
                                                                                 ------------------   ------------------
          Total current liabilities.........................................          1,627,185,790        1,659,502,757
                                                                                 ------------------   ------------------
OTHER LIABILITIES:
  Deferred tax liabilities..................................................             42,947,283           43,690,897
  Commitments (Note 4)
  Series A preferred stock..................................................             35,000,000           35,000,000
STOCKHOLDER'S DEFICIT:
  Class A Common Stock, $.01 par value, 3,000 shares
     authorized and 100 issued..............................................                      1                    1
  Paid-in capital...........................................................            797,827,564          797,827,564
  Retained deficit..........................................................         (1,328,951,526)      (1,326,102,910)
                                                                                 ------------------   ------------------
          Total stockholder's deficit.......................................           (531,123,961)        (528,275,345)
                                                                                 ------------------   ------------------
            Total liabilities and stockholder's deficit.....................     $    1,174,009,112   $    1,209,918,309
                                                                                 ==================   ==================

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                                         AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three Months Ended                     Six Months Ended
                                                                   June 30,                              June 30,
                                                      -----------------------------------    ----------------------------------
                                                            2003               2002               2003               2002
                                                            ----               ----               ----               ----
                                                                                     (Unaudited)
OPERATING REVENUE:
  Service revenue.................................   $     78,119,263   $      76,260,404  $    153,295,153   $     146,447,018
  Roaming revenue.................................         34,718,232          35,591,912        62,397,978          62,185,375
  Equipment and other revenue.....................          4,099,259           3,957,741         7,733,341           7,060,448
                                                     ----------------   -----------------  ----------------   -----------------
         Total operating revenue..................        116,936,754         115,810,057       223,426,472         215,692,841
                                                     ----------------   -----------------  ----------------   -----------------
OPERATING EXPENSES:
  Cost of service (exclusive of items shown
    separately below).............................         24,853,789          29,273,204        48,423,346          56,647,622
  Cost of equipment...............................          9,182,242           7,703,870        18,090,810          15,149,689
  Marketing and selling...........................         12,441,614          14,812,803        24,832,432          28,387,181
  General and administrative......................         17,252,977          16,956,189        34,946,957          33,637,869
  Depreciation and amortization...................         17,573,485          16,762,556        34,577,058          32,744,595
                                                     ----------------   -----------------  ----------------   -----------------
         Total operating expenses.................         81,304,107          85,508,622       160,870,603         166,566,956
                                                     ----------------   -----------------  ----------------   -----------------
OPERATING INCOME..................................         35,632,647          30,301,435        62,555,869          49,125,885
OTHER INCOME (EXPENSE):
  Interest expense................................        (31,210,375)        (38,781,460)      (62,464,523)        (79,322,205)
  Impairment of goodwill..........................                 --        (377,000,000)               --        (377,000,000)
  Other income (expense), net.....................           (917,090)            786,738          (596,223)            284,349
                                                     ----------------   -----------------  ----------------   -----------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  DISCONTINUED OPERATIONS.........................          3,505,182        (384,693,287)         (504,877)       (406,911,971)
  Income tax (expense) benefit....................         (1,402,073)          3,077,315           201,878          11,964,789
                                                     ----------------   -----------------  ----------------   -----------------
INCOME (LOSS) FROM CONTINUING OPERATIONS..........          2,103,109        (381,615,972)         (302,999)       (394,947,182)
DISCONTINUED OPERATIONS: (Note 2)
  Loss from discontinued operations, net of
    income tax benefit of $435,838................                 --                  --                --            (653,909)
  Gain from sale of discontinued operations, net
    of income tax expense of $50,282,976..........                 --                  --                --          13,472,110
                                                     ----------------   -----------------  ----------------   -----------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE.........................          2,103,109        (381,615,972)         (302,999)       (382,128,981)
    Cumulative effect of change in accounting
      principle, net of income tax benefit of
      $187,760,000 (Note 6).......................                 --                  --                --        (281,640,000)
                                                     ----------------   -----------------  ----------------   -----------------
NET INCOME (LOSS).................................          2,103,109        (381,615,972)         (302,999)       (663,768,981)
DIVIDENDS ON PREFERRED STOCK......................         (1,291,619)         (1,147,586)       (2,545,617)         (2,261,747)
                                                     ----------------   -----------------  ----------------   -----------------
NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDER.....................................   $        811,490   $    (382,763,558) $     (2,848,616)  $    (666,030,728)
                                                     ================   =================  ================   =================
BASIC NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDER PER COMMON SHARE:
  Continuing operations...........................             21,031          (3,816,160)           (3,030)         (3,949,472)
  Discontinued operations.........................                 --                  --                --             128,182
  Cumulative effect of change in accounting
    principle.....................................                 --                  --                --          (2,816,400)
  Dividends on preferred stock....................            (12,916)            (11,476)          (25,456)            (22,617)
                                                     ----------------   -----------------  ----------------   -----------------
BASIC NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDER PER COMMON SHARE....................   $          8,115   $      (3,827,636) $        (28,486)  $      (6,660,307)
                                                     ================   =================  ================   =================
BASIC WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING.....................................                100                 100               100                 100
                                                     ================   =================  ================   =================

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                                         AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     Six Months Ended
                                                                                            ---------------------------------
                                                                                            June 30, 2003       June 30, 2002
                                                                                            -------------       -------------
                                                                                                       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.................................................    $      (302,999)  $    (394,947,182)
  Adjustments to reconcile net loss from continuing
     operations to net cash provided by (used in) operating
     activities --
     Depreciation and amortization....................................................         34,577,058          32,744,595
     Amortization of bond premium and financing costs.................................          3,474,643           3,023,313
     Deferred income taxes............................................................           (743,614)         (7,772,715)
     Cash used in operating activities of discontinued
       operations.....................................................................                 --          (7,175,022)
     Loss on ineffective hedge transaction............................................                 --           1,072,919
     Impairment of goodwill...........................................................                 --         377,000,000
     (Loss) gain on sale of assets....................................................             (1,346)             13,359
  Changes in current assets and liabilities--
     Accounts receivable..............................................................         (5,015,013)         (3,764,390)
     Inventory........................................................................            863,574           2,963,534
     Prepaid expenses and other.......................................................           (457,231)         (2,310,459)
     Accounts payable.................................................................         (8,449,506)          3,147,436
     Accrued expenses.................................................................           (390,253)         (3,961,347)
     Deferred revenue and customer deposits...........................................            (68,612)           (966,025)
                                                                                          ---------------   -----------------
          Net cash provided by (used in) operating
            activities................................................................         23,486,701            (931,984)
                                                                                          ---------------   -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................................        (28,348,209)        (29,956,371)
  Decrease in receivable-affiliates...................................................          1,050,581                  --
  Increase in payable-affiliates......................................................          3,734,785                  --
  Net proceeds from sale of discontinued operations...................................                 --         194,427,958
  Refund of funds held in escrow for contingencies on sold
     assets...........................................................................          4,115,532                  --
  Other investing activities..........................................................            (31,466)            907,337
                                                                                          ---------------   -----------------
          Net cash (used in) provided by investing
            activities................................................................        (19,478,777)        165,378,924
                                                                                          ---------------   -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................................................                 --         127,800,000
  Repayments of long-term debt........................................................        (30,019,975)       (325,842,208)
  Deferred financing costs............................................................               (124)           (901,550)
  Maturities of restricted investments................................................         33,250,000          33,250,000
                                                                                          ---------------   -----------------
          Net cash provided by (used in) financing
            activities................................................................          3,229,901        (165,693,758)
                                                                                          ---------------   -----------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................          7,237,825          (1,246,818)
CASH AND CASH EQUIVALENTS, beginning of period........................................         15,865,547           5,962,148
                                                                                          ---------------   -----------------
CASH AND CASH EQUIVALENTS, end of period..............................................    $    23,103,372   $       4,715,330
                                                                                          ==============    =================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest, net of amounts capitalized.............................................    $    58,981,927   $      85,321,414
     Income taxes.....................................................................          3,601,735           3,283,362
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Transfer of fixed assets from affiliates............................................            227,453             407,403

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

    The condensed consolidated balance sheets of American Cellular Corporation, or ACC, and subsidiaries (collectively with ACC, the "Company") as of June 30, 2003, the condensed consolidated statement of operations for the three and six months ended June 30, 2003 and 2002, and the condensed consolidated statements of cash flows for the six months ended June 30, 2003 and 2002 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented.

    The condensed consolidated balance sheet data at December 31, 2002 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company's December 31, 2002 consolidated financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2002.

1.  Organization

    American Cellular Corporation was originally formed on February 26, 1998, to acquire the operations of PriCellular Corporation. On February 25, 2000, the Company was acquired by ACC Acquisition LLC ("the Joint Venture"), an equally owned joint venture between Dobson Communications and AT&T Wireless. The acquisition costs as of February 25, 2000 were pushed down to the Company, thus creating a new basis in the assets and liabilities of the Company. The Company is a provider of rural and suburban wireless telephone services in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin.

    On July 14, 2003, the Company and Dobson Communications initiated a plan to restructure the Company's indebtedness and equity ownership. Pursuant to this plan, the Company and Dobson Communications commenced simultaneous exchange offers for the Company's existing 9.5% senior subordinated notes due 2009 (the "existing notes") and solicitation of consents and votes for a pre-packaged bankruptcy plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Pre-Packaged Plan") in the event the requirements of the restructuring plan are not satisfied. In connection with the restructuring plan, holders of the existing notes who tender their notes will receive an aggregate of up to
45.1 million shares of Dobson Communications' class A common stock, 700,000 shares of Dobson Communications' convertible preferred stock with a maximum aggregate liquidation preference of $125 million, convertible into a maximum of
14.3 million shares of Dobson Communications' class A common stock, and up to $50.0 million in cash in exchange for their existing notes. Under the terms of the restructuring plan, if the requisite holders of the existing notes did not agree to the restructuring plan, the Company would proceed to the Pre-Packaged Plan if the Company had the approval of holders of existing notes representing at least 66.67% of the outstanding aggregate principle amount of the existing notes that actually vote on the Pre-Packaged Plan and the approval of holders representing at least a majority in number of the holders of the existing notes who actually vote on the Pre-Packaged Plan. Pursuant to the Pre-Packaged Plan, holders of the Company's existing notes would receive the same consideration as they would have received in the restructuring plan. Upon consummation of the restructuring plan, the Company would become a wholly-owned, indirect subsidiary of Dobson Communications.

    On August 13, 2003, the Company and Dobson Communications jointly announced that they have accepted all of the existing notes that were tendered in connection with the proposed restructuring plan. As a condition of the restructuring plan, holders of at least 99.5% of the aggregate principal amount of the Company's outstanding notes were required to accept the exchange offer and tender their notes, unless the Company and Dobson Communications agreed to a lesser participation. As of August 13, 2003, Dobson Communications stated that 97.4% of the outstanding principal amount of the Company's notes had been tendered, thus, the Company and Dobson Communications determined to waive the 99.5% acceptance requirement, and accept all notes tendered, and to proceed with the consummation of the restructuring plan. Even though the Company also received substantially more than the required vote for its prepackaged plan of reorganization, the Company and Dobson Communications do not intend to pursue the restructuring through the Pre-Packaged Plan of reorganization for the Company. The Company expects to close the exchange transaction on August 18, 2003, or as soon thereafter as is practicable.

    Dobson Communications has agreed to file a re-sale shelf registration statement for the new class A common and preferred stock within 20 days of the closing of the exchange.

    Also related to the restructuring, on August 8, 2003, the Company and ACC Escrow Corp., a recently formed, wholly-owned, indirect subsidiary of Dobson Communications, completed the private offering of $900 million aggregate principal amount of 10% senior notes due 2011. The senior notes were issued at par on August 8, 2003, by ACC Escrow Corp. ACC Escrow was organized to merge into the Company as part of the restructuring plan. The net proceeds of the note offering were placed in escrow. Upon consummation of the restructuring plan, including the merger, the net proceeds from the offering will be used to fully repay the Company's existing bank credit facility and to pay expenses of the restructuring.

    The Company operates in one business segment pursuant to Statement of Financial Accounting Standards, or SFAS, No. 131, "Disclosures about Segments of an Enterprise and Related Information."

2.  Discontinued Operations

    On February 8, 2002, the Company sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. Proceeds from this transaction were primarily used to pay down bank debt. Tennessee 4 RSA covered a total population of approximately 290,800 and had a subscriber base of approximately 24,900. As a result of this sale, the results of operations for Tennessee 4 RSA during the periods presented are included in the Company's consolidated financial statements as discontinued operations.

    Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced APB Opinion No. 30 for the disposal of segments of a business, the condensed consolidated financial statements have been reclassified for all periods presented to reflect the Tennessee 4 RSA operations, assets and liabilities as discontinued operations.

    The net loss from discontinued operations was classified on the condensed consolidated statement of operations as "Loss from discontinued operations." Summarized results of discontinued operations are as follows:

                                          For the Period From
                                            January 1, 2002
                                                Through
                                           February 8, 2002
                                          -------------------
                                          ($ in thousands)

Operating revenue....................         $   2,319
Loss before income taxes.............            (1,090)
Income tax benefit...................               436
Loss from discontinued operations....              (654)

    The long-term debt of the Company is at the consolidated level, and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations based on Tennessee 4 RSA's pro rata population coverage, to properly reflect the interest that was incurred to finance the Tennessee 4 RSA operations. The interest expense allocated to these operations was $1.0 million for the period from January 1, 2002 through February 8, 2002, the date of disposition.

    The Company completed the sale of Tennessee 4 RSA on February 8, 2002, and recorded operating losses totaling $0.7 million incurred through February 8, 2002, and the related gain on the sale totaling $13.5 million, net of tax expense.

3.  Long-Term Debt

    The Company's long-term debt consists of the following:

                                                      June 30,     December 31,
                                                        2003           2002
                                                      -------      -----------
                                                         ($ in thousands)

Credit facility...............................     $     864,253    $   894,273
Senior Subordinated Notes, net of discount....           694,567        694,236
                                                   -------------    -----------
  Total debt..................................         1,558,820      1,588,509

Less-- Current maturities.....................         1,558,820      1,588,509
                                                   -------------    -----------
  Total long-term debt........................     $          --    $        --
                                                   =============    ===========
Credit Facility

    On February 25, 2000, the Company obtained a $1.75 billion credit facility to retire existing debt and complete the acquisition of the Company by the Joint Venture. This credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. On March 2, 2001, the Company and its lenders agreed to an amendment to the credit facility. This amendment became effective on March 14, 2001, when the Company permanently repaid $200.0 million of the term loans. The Company used proceeds from the issuance of its $450.0 million senior subordinated notes due 2009, to reduce the credit facility to $1.55 billion. On May 31, 2001, the Company and its lenders agreed to a second amendment to the credit facility. This amendment became effective on June 4, 2001, when the Company permanently repaid $201.3 million of the term notes under the credit facility with proceeds from the issuance of an additional $250.0 million senior subordinated notes due 2009, which reduced the credit facility to $1.34 billion. On September 27, 2001, the Company and its lenders agreed to a third amendment of the credit facility, which modified certain financial covenants (as described below). In addition to the Company's financial covenants, the Company is required to make prepayments of proceeds received from significant asset sales, new borrowings and a portion of excess cash flow. Therefore, when the Company completed the sale of Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million during February 2002, the Company permanently prepaid approximately $190.0 million of its credit facility. The maximum availability of the credit facility is limited by restrictions, such as certain financial ratios. As of June 30, 2003, the Company had outstanding borrowings under the credit facility of $864.3 million, with no additional amounts available for future borrowings.

    The Company's credit facility imposes a number of restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens and pay dividends. In addition, the Company is required to maintain certain financial ratios, including, but not limited to:

     o a ratio of senior indebtedness to operating cash flow of 5.75 to 1 at June 30, 2003, decreasing over time to 2.50 to 1;

     o a ratio of total indebtedness to operating cash flow of 7.50 to 1 at June 30, 2003, decreasing over time to 4.00 to 1;

     o a ratio of operating cash flow to debt service requirements of 1.20 to 1 at June 30, 2003, and thereafter;

     o a ratio of operating cash flow to interest expense requirement of 1.80 to 1 at June 30, 2003, increasing over time to 2.50 to 1; and

     o a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of 1.00 to 1.

    Through September 2002, interest on the revolving credit facility and the term loans was variable and was based on a prime rate or a LIBOR formula. As a result of the Company's non-compliance with a financial covenant contained in the credit facility, beginning in October 2002, all borrowings under the credit facility are only available based on prime rate. The weighted average interest rate for the six months ended June 30, 2003 was 5.8%, and interest rates have ranged in total between 4.4% and 10.0% since inception. This credit facility is collateralized by substantially all of the assets of the Company.

    The Company's credit facility includes a financial covenant requiring the Company to not exceed a total debt leverage ratio of 7.50 to 1.00 in the second quarter of 2003. At June 30, 2002 and continuing through June 30, 2003, the Company has failed to comply with this covenant. The lenders presently have the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the credit facility. Acceleration under the credit facility would allow the holders of the Senior Subordinated Notes to declare the principal and interest of the Senior Subordinated Notes immediately due and payable. The Company would then be required to either refinance the debt or repay the amounts due. To date, no such acceleration has occurred. On June 30, 2002 and continuing through June 30, 2003, the Company has classified all of its long-term debt as current. Unless such non-compliance is resolved, there continues to be substantial doubt about the Company's ability to continue as a going concern, as expressed in the independent auditors report on the Company's 2002 and 2001 financial statements. Also as a result of the Company's non-compliance, beginning in October 2002, all borrowings under its credit facility are only available based on prime rate, which has increased the Company's borrowing rate. As previously discussed, upon consummation of the restructuring plan, the Company will repay the amount outstanding under this credit facility.

    The Company expects to enter into a new senior credit facility, to be secured by certain of the Company's assets, with availability up to $30 million. However, the Company does not currently have commitments for any such facility.

Senior Subordinated Notes

    On March 14, 2001, the Company completed the sale of $450.0 million senior subordinated notes due 2009. These notes were sold at a discount of $3.3 million. These notes bear interest at an annual rate of 9.5%. The discount will be amortized over the life of the notes. On June 4, 2001, the Company completed the sale of $250.0 million of senior subordinated notes due 2009. These notes were sold at a discount of $3.6 million and also bear interest at an annual rate of 9.5%. The discount will be amortized over the life of the notes.

    At December 31, 2002, restricted cash and investments included $34.1 million, which represented the remaining balance of interest pledge deposits to secure payment of the first four semi-annual interest payments for the senior subordinated notes. The interest pledge deposits include the initial deposit of $85.2 million for the $450.0 million senior subordinated notes, net of interest earned and payments issued to bondholders, and the additional deposit of $48.0 million for the $250.0 million senior subordinated notes, net of interest earned and payments issued to bondholders. The last interest payment made from these reserved funds was during May 2003.

Interest Rate Hedges

    The Company pays interest on its bank credit facility based on a variable factor, such as LIBOR or prime rate. The Company will from time-to-time enter into derivative contracts to reduce exposure against rising interest rates.

    During 2001, the Company entered into a $1.03 billion derivative contract on its credit facility, in order to hedge its interest rate exposure, whereby the interest rate on the facility was effectively fixed at a rate of 6.7%. This derivative contract expired in June 2002.

    In accordance with SFAS No. 133, the Company periodically assessed the effectiveness of its hedge transactions. During February 2002, the Company used a portion of the proceeds from the sale of the Tennessee 4 RSA to pay down bank debt. As a result, the Company determined that one of its hedge transactions, totaling $125.0 million was ineffective, thus, reducing the total derivative contracts to $900.0 million. The Company recorded a loss of approximately $1.1 million representing the fair value of this transaction as of June 30, 2002, which is reflected in other (expense) income in the accompanying statement of operations.

4.  Commitments

    Effective November 16, 2001, the Company entered into an equipment supply agreement with Nortel Networks Inc., in which the Company agreed to purchase approximately $49.5 million of cell site and switching equipment between November 16, 2001 and July 15, 2005. Of the commitment, approximately $10.2 million remained outstanding at June 30, 2003.

5.  Contingencies

    The Company is party to various other legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company's consolidated financial position, results of operation, or liquidity.

6.  Change in Accounting Principles and Practices

    In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under the new rules, the Company is treating its wireless license acquisition costs as indefinite life intangible assets. As a result, effective January 1, 2002, the Company ceased the amortization of goodwill and wireless license acquisition costs. Instead, the Company now tests for impairment of goodwill or indefinite life intangible assets at least annually and will only adjust the carrying amount of these intangible assets upon an impairment of the goodwill or indefinite life intangible assets. Through December 31, 2001, the Company's accounting policy was to evaluate the carrying value of its intangible assets based on its undiscounted cash flows. However, as a result of implementing SFAS No. 142, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values. Upon implementation of SFAS No. 142 on January 1, 2002, the Company recorded charges, net of income tax benefit, of approximately $281.6 million to reflect the write-down of its wireless license acquisition costs to their fair value.

7.  Reclassifications

    Certain reclassifications have been made to the previously presented 2002 balances to conform them to the current presentation.